CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
HSBC USA Inc. Phoenix Quarterly Review Notes Linked to the common stock of Caterpillar Inc. due June 19, 2013	$1,085,000	$124.34

(1) Calculated in accordance with Rule 457 (r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-180289

PRICING SUPPLEMENT

Dated June 1, 2012

(To Prospectus dated March 22, 2012,

Prospectus Supplement dated March 22, 2012

and Stock-Linked Underlying Supplement dated March 22, 2012)

Structured Investments	HSBC USA Inc. $1,085,000 Phoenix Quarterly Review Notes Linked to the common stock of Caterpillar Inc. due June 19, 2013 (the “Notes”)

General

•	Terms used in this pricing supplement are described or defined herein and in the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus. The Notes offered will have the terms described in the Stock-Linked Underlying Supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The Notes do not guarantee return of principal, and you may lose up to 100.00% of your initial investment.
•	This pricing supplement relates to a single note offering. The purchaser of a note will acquire a security linked to the Reference Asset described below.
•	Although the offering relates to a Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or as to the suitability of an investment in the related Notes.
•	Senior unsecured debt obligations of HSBC USA Inc. maturing June 19, 2013.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof.
•	If the terms of the Notes set forth below are inconsistent with those described in the accompanying Stock-Linked Underlying Supplement, the terms set forth below will supersede.

Key Terms

Issuer:	HSBC USA Inc.
Reference Asset:	The common stock of the Reference Asset Issuer
Reference Asset Issuer:	Caterpillar Inc. (“CAT”)
Principal Amount:	$1,000 per note.
Trade Date:	June 1, 2012
Pricing Date:	June 1, 2012
Original Issue Date:	June 6, 2012
Final Valuation Date:	June 14, 2013, subject to adjustment as described in the accompanying Stock-Linked Underlying Supplement.
Maturity Date:	3 business days after the Final Valuation Date and is expected to be June 19, 2013. The Maturity Date is subject to adjustment as described in the accompanying Stock-Linked Underlying Supplement.
Automatic Call Feature:	The Notes will be automatically called if the Official Closing Price of the Reference Asset on any Observation Date is equal to or greater than the Initial Price. If the Notes are called, HSBC will pay you on the applicable Coupon Payment Date (which will also be the “Call Settlement Date”) a cash payment per Security equal to your Principal Amount plus the Contingent Coupon otherwise due on such date pursuant to the Contingent Coupon feature. No further amounts will be owed to you under the Notes.
Observation Dates:	September 14, 2012, December 14, 2012, March 14, 2013, and the Final Valuation Date (June 14, 2013), subject to postponement as described under “Valuation Dates” in the accompanying Stock-Linked Underlying Supplement.
Coupon Payment Dates:	With respect to each Observation Date, including the Final Valuation Date, three business days following the applicable Observation Date. The Coupon Payment Dates are subject to postponement as described under “Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Stock-Linked Underlying Supplement.
Contingent Coupon Rate	18.00%, payable in equal quarterly installments.
Contingent Coupon:	If the Official Closing Price of the Reference Asset is equal to or greater than the Coupon Barrier on any Observation Date, HSBC will pay you the Contingent Coupon applicable to such Observation Date.
If the Official Closing Price of the Reference Asset is less than the Coupon Barrier on any Observation Date, the Contingent Coupon applicable to such Observation Date will not be payable and HSBC will not make any payment to you on the relevant Coupon Payment Date.
The Contingent Coupon will be a fixed amount based upon equal quarterly installments at the Contingent Coupon Rate. The table below sets forth each Observation Date, Coupon Payment Date and the hypothetical Contingent Coupons based on the Contingent Coupon Rate of 18.00%, payable in equal quarterly installments.

Contingent Coupon

Observation Dates*	Coupon Payment Dates	Contingent Coupon
September 14, 2012	September 19, 2012	4.50%
December 14, 2012	December 19, 2012	4.50%
March 14, 2013	March 19, 2013	4.50%
June 14, 2013	June 19, 2013	4.50%

*Each Observation Date is subject to postponement as described in the accompanying Stock-Linked Underlying Supplement.

Payment at Maturity:	If the Notes are not called, you will receive a payment on the Maturity Date calculated as follows:
If the Final Price is equal to or greater than the Trigger Price (which is equal to the Coupon Barrier), HSBC will pay you a cash payment on the Maturity Date equal to $1,000 per $1,000 Principal Amount of Notes, plus the Contingent Coupon otherwise due on the Maturity Date.
If the Final Price of the Reference Asset is less than the Trigger Price, HSBC will pay you a cash payment on the Maturity Date equal to:
$1,000 × (1 + Reference Return).
In this case, you will have a loss of principal that is proportionate to the decline in the Final Price from the Initial Price and you will lose some or all of your initial investment.
Reference Return:	Final Price – Initial Price
Initial Price
Trigger Price:	75.00% of the Initial Price.
Coupon Barrier:	75.00% of the Initial Price.
Initial Price:	$85.52, which was the Official Closing Price of the Reference Asset as determined by the Calculation Agent on the Pricing Date.
Final Price:	The Official Closing Price of the Reference Asset on the Final Valuation Date.
Official Closing Price:	The Official Closing Price of the Reference Asset will be the relevant official price of one share of the Reference Asset on the relevant exchange as of the close of the regular trading session of such exchange and as reported in the official price determination mechanism for such exchange. If the Reference Asset is not listed or traded as described above for any reason other than a market disruption event (as defined below), the Official Closing Price on any scheduled trading day will be the average, as determined by the Calculation Agent, of the bid prices for one share of the Reference Asset obtained from as many dealers in the Reference Asset selected by the Calculation Agent as will make those bid prices available to the Calculation Agent. The number of dealers need not exceed three and may include the Calculation Agent or any of its or our affiliates. The Official Closing Price may be adjusted by the Calculation Agent as described under “Anti-dilution and Reorganization Adjustments” in the accompanying Stock-Linked Underlying Supplement.
CUSIP/ISIN:	4042K1R70 / US4042K1R704
Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.

Investment in the Notes involves certain risks. You should refer to “Selected Risk Considerations” beginning on page 3 of this document and “Risk Factors” beginning on page S-1 of the Stock-Linked Underlying Supplement and page S-3 of the prospectus supplement.

Neither the U.S. Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement, or the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction, and involve investment risks including possible loss of the Principal Amount invested due to the credit risk of HSBC. HSBC Securities (USA) Inc. or another of our affiliates or agents may use this pricing supplement in market-making transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction. HSBC Securities (USA) Inc., an affiliate of ours, will purchase the Notes from us for distribution to the placement agent. See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.

J.P. Morgan Securities LLC and certain of its registered broker-dealer affiliates are purchasing the Notes for resale. JPMorgan Chase Bank N.A. may purchase the Notes on behalf of certain fiduciary accounts. J.P. Morgan Securities LLC, certain of its registered broker-dealer affiliates and JPMorgan Chase Bank N.A. will not receive fees from us for sales to fiduciary accounts.

	Price to Public(1)	Fees and Commissions	Proceeds to Issuer
Per Note	$1,000	$10.00	$990.00
Total	$1,085,000	$10,850	$1,074,150

(1) Certain fiduciary accounts purchasing the Notes will pay a purchase price of $990.00 per Note, and the placement agents with respect to sales made to such accounts will forgo any fees.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

JPMorgan

Placement Agent

June 1, 2012

Additional Terms Specific to the Notes

This pricing supplement relates to a single Note offering linked to the Reference Asset identified on the cover page. The purchaser of a Note will acquire a senior unsecured debt security linked to the Reference Asset. Although the Note offering relates only to a single Reference Asset identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any securities comprising the Reference Asset or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated March 22, 2012, the prospectus supplement dated March 22, 2012 and the Stock-Linked Underlying Supplement dated March 22, 2012. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying Stock-Linked Underlying Supplement, prospectus supplement or prospectus, the terms described in this pricing supplement shall control. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” beginning on page 3 of this pricing supplement and “Risk Factors” beginning on page S-1 of the Stock-Linked Underlying Supplement and page S-3 of the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and a Stock-Linked Underlying Supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus, prospectus supplement and Stock-Linked Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Stock-Linked Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

•	The Stock-Linked Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420412016685/v306693_424b2.htm

•	The prospectus supplement at: www.sec.gov/Archives/edgar/data/83246/000104746912003151/a2208335z424b2.htm

•	The prospectus at: www.sec.gov/Archives/edgar/data/83246/000104746912003148/a2208395z424b2.htm

Hypothetical Examples

The below scenario analysis and examples are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Reference Asset relative to its Initial Price. We cannot predict the Final Price or the Official Closing Price of the Reference Asset on any Observation Date. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the Reference Asset. The following scenario analysis and examples illustrate the Payment at Maturity per $1,000.00 Note on a hypothetical offering of the Notes, based on the following:

Initial Price:	$85.52
Contingent Coupon Rate:	18.00%, payable in equal quarterly installments.
Contingent Coupon:	$45.00 per quarter
Observation Dates:	Quarterly
Coupon Barrier:	$64.14 (which is equal to 75% of the Initial Price)
Trigger Price:	$64.14 (which is equal to 75% of the Initial Price)

Example 1 — The Notes are Called on the First Observation Date

Date	Official Closing Price	Payment (per Security)
First Observation Date	$95.00 (at or above Initial Price)	$1,045.00 (Payment at Redemption)
Total Payment: $1,045.00 (4.50% return)

Since the Notes are called on the first Observation Date, HSBC will pay you on the applicable Call Settlement Date a total of $1,045.00 per $1,000 Note reflecting your Principal Amount plus the Contingent Coupon of $45.00 for a total return on the Notes of 4.50%. No further amount will be owed to you under the Notes.

Example 2 — The Notes are Called on the Third Observation Date

Date	Official Closing Price	Payment (per Security)
First Observation Date	$80.00 (at or above Coupon Barrier; below Initial Price)	$45.00 (Contingent Coupon)
Second Observation Date	$75.00 (at or above Coupon Barrier; below Initial Price)	$45.00 (Contingent Coupon)
Third Observation Date	$95.00 (at or above Initial Price)	$1,045.00 (Payment at Redemption)
Total Payment: $1,135.00 (13.50% return)

Since the Notes are called on the third Observation Date, HSBC will pay you on the applicable Call Settlement Date a total of $1,045.00 per $1,000 Note, reflecting your Principal Amount plus the Contingent Coupon of $45.00. When added to the Contingent Coupon payments of $45.00 received in respect of each of the first two Observation Dates, HSBC will have paid you a total of $1,135.00 per $1,000 Note for a total return on the Notes of 13.50%. No further amount will be owed to you under the Notes.

Example 3 — The Notes are NOT Called on any of the first three Observation Dates and the Final Price of the Reference Asset is at or above the Trigger Price

Date	Official Closing Price	Payment (per Security)
First Observation Date	$80.00 (at or above Coupon Barrier; below Initial Price)	$45.00 (Contingent Coupon)
Second Observation Date	$60.00 (below Coupon Barrier)	$0.00
Third Observation Date	$55.00 (below Coupon Barrier)	$0.00
Final Valuation Date	$85.00 (at or above Trigger Price and Coupon Barrier; below Initial Price)	$1,045.00 (Payment at Maturity)
	Total Payment: $1,090.00 (9.00% return)

Since the Notes are not called and the Final Price of the Reference Asset is above the Trigger Price, HSBC will pay you a total of $1,045.00 at maturity per $1,000 Note, reflecting your Principal Amount plus the Contingent Coupon of $45.00. When added to the Contingent Coupon payment of $45.00 received in respect of the first Observation Date, HSBC will have paid you a total of $1,090.00 per $1,000 Note for a total return on the Notes of 9.00%.

Example 4 — The Notes are NOT Called on any of the first three Observation Dates and the Final Price of the Reference Return is below the Trigger Price

Date	Official Closing Price	Payment (per Security)
First Observation Date	$80.00 (at or above Coupon Barrier; below Initial Price)	$45.00 (Contingent Coupon)
Second Observation Date	$70.00 (at or above Coupon Barrier; below Initial Price)	$45.00 (Contingent Coupon)
Third Observation Date	$75.00(at or above Coupon Barrier; below Initial Price)	$45.00 (Contingent Coupon)
Final Valuation Date	$51.31 (below Trigger Price and Coupon Barrier)	$1,000 × (1 + Reference Return) =
$1,000 × (1 + -60%) =
$1,000 - $600 =
$400 (Payment at Maturity)
Total Payment $535.00 (-46.50% return)

Since the Notes are not called and the Final Price of the Reference Asset is below the Trigger Price, HSBC will pay you a total of $400.00 at maturity per $1,000 Note. When added to the Contingent Coupon payments of $45.00 received in respect of the first three Observation Dates, HSBC will have paid you $535.00 per $1,000 Note, for a loss on the Notes of 46.50%.

Selected Purchase Considerations

•	CONTINGENT COUPON PAYMENT— HSBC will pay a quarterly Contingent Coupon payment on a Coupon Payment Date if the Official Closing Price of the Reference Asset on the applicable Observation Date is equal to or greater than the Coupon Barrier. Otherwise, no coupon will be paid on such Coupon Payment Date. The Coupon Payment Dates are September 19, 2012, December 19, 2012, March 19, 2013 and June 19, 2013 (which is also the Maturity Date). For information regarding the record dates applicable to the Coupons paid on the Notes, please see the section entitled “Recipients of Interest Payments” on page S-11 in the accompanying prospectus supplement. The Contingent Coupon Rate is 18.00%, payable in equal quarterly installments.

•	AUTOMATIC CALL FEATURE — The Notes will be automatically called if the Official Closing Price on any Observation Date is at or above the Initial Price. If the Notes are automatically called, you will receive, on the applicable Call Settlement Date, a cash payment per $1,000 Principal Amount of Notes equal to the Principal Amount plus the Contingent Coupon.

•	TAX TREATMENT — You should carefully consider, among other things, the matters set forth in the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. The following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the Notes. This summary supplements the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and supersedes it to the extent inconsistent therewith. This summary does not address the tax consequences that may be relevant to persons that own in the aggregate, directly or indirectly (including by reason of investing in the Notes), more than 5% of the issuer of the Reference Asset.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes. Under one reasonable approach, the Notes should be treated as income-bearing pre-paid derivative contracts with respect to the Reference Asset. HSBC intends to treat the Notes consistent with this approach, and pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to certain limitations described therein, and based on certain factual representations received from HSBC, in the opinion of HSBC’s special U.S. tax counsel, Sidley Austin llp, it is reasonable to treat the Notes in accordance with this approach. Pursuant to this approach, HSBC intends to treat any gain or loss upon maturity or an earlier sale, exchange or call as capital gain or loss in an amount equal to the difference between the amount you receive at such time (other than with respect to a Contingent Coupon) and your tax basis in the Note. Any such gain or loss will be long-term capital gain or loss if you have held the Note for more than one year at such time for U.S. federal income tax purposes. Your tax basis in a Note generally will equal your cost of the Note. In addition, the tax treatment of the Contingent Coupons is unclear. Although the tax treatment of the Contingent Coupons is unclear, HSBC intends to treat any Contingent Coupon paid by HSBC, including on the Maturity Date or upon automatic call, as ordinary income includible in income by you at the time it accrues or is received in accordance with your normal method of accounting for U.S. federal income tax purposes. See “U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement for the U.S. federal income tax considerations applicable to securities that are treated as income-bearing pre-paid derivative contracts.

HSBC will not attempt to ascertain whether the issuer of the Reference Asset would be treated as a United States real property holding corporation (“USRPHC”), as defined for U.S. federal income tax purposes. If the issuer of the Reference Asset were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC by the issuer of the Reference Asset and consult your tax advisor regarding the possible consequences to you if the issuer of the Reference Asset is or becomes a USRPHC.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible and the timing and character of income in respect of the Notes might differ from the treatment described above. For example, the Notes could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes subject to the treatment described under the heading “U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

In addition, if you are a non-U.S. Holder (as defined in the accompanying prospectus supplement), because the tax treatment of the Contingent Coupons is unclear, HSBC intends to withhold an amount equal to 30% of any Contingent Coupon payable to you, subject to reduction or elimination by applicable treaty, unless income from such Contingent Coupon is effectively connected with your conduct of a trade or business within the United States.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (which may include the Notes) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined in the accompanying prospectus supplement) of a Note is required to accrue income in respect of the Notes prior to the receipt of payments with respect to the Notes or their earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the Notes as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder of the Notes could be subject to U.S. withholding tax in respect of the Notes. It is unclear whether any regulations or other guidance would apply to the Notes (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Notes.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in any of the component securities of the Reference Asset. These risks are explained in more detail in the “Risk Factors” sections of the accompanying Stock-Linked Underlying Supplement and prospectus supplement.

•	SUITABILITY OF NOTES FOR INVESTMENT — You should only reach a decision to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the information set out in this pricing supplement. Neither HSBC nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The Notes do not guarantee any return of principal. The return on the Notes is linked to the performance of the Reference Asset, and will depend on whether the Official Closing Price of the Reference Asset is at or above the Coupon Barrier or Trigger Price on the Observation Dates or Final Valuation Date, as applicable. If the Notes are not called, HSBC will only pay you the Principal Amount of your Securities (plus the final Contingent Coupon) if the Final Price is greater than or equal to the Trigger Price and will only make such payment at maturity. If the Notes are not called and the Final Price is less than the Trigger Price, you will lose some or all of your initial investment in an amount proportionate to the decline in the Final Price from the Initial Price.

•	You May Not Receive any Contingent Coupons — HSBC will not necessarily make periodic coupon payments on the Notes. If the Official Closing Price of the Reference Asset on an Observation Date is less than the Coupon Barrier, HSBC will not pay you the Contingent Coupon applicable to such Observation Date. If the Official Closing Price of the Reference Asset is less than the Coupon Barrier on each of the Observation Dates, HSBC will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, your Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Notes.

•	THE NOTES ARE SUBJECT TO THE CREDIT RISK OF HSBC USA INC. — The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

•	YOUR RETURN ON THE NOTES IS LIMITED TO THE PRINCIPAL AMOUNT PLUS THE CONTINGENT COUPONS, IF ANY, REGARDLESS OF ANY APPRECIATION IN THE VALUE OF THE REFERENCE ASSET — If the Notes are not automatically called, for each $1,000 principal amount Note, you will receive $1,000 at maturity plus the Contingent Coupon if the Final Price of the Reference Asset is equal to or greater than the Trigger Price (and Coupon Barrier), regardless of any appreciation in the value of the Reference Asset, which may be significant. Additionally, if the Notes are automatically called, you will not receive any Contingent Coupon payments for periods after which the Notes are called. Accordingly, the return on the Notes may be significantly less than the return on a direct investment in the Reference Asset during the term of the Notes.

•	CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the Payment at Maturity described in this pricing supplement is based on the full Principal Amount of your Notes, the original issue price of the Notes includes the placement agent’s commission and the estimated cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which HSBC Securities (USA) Inc. will be willing to purchase Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale of Notes by you prior to the Maturity Date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	There is limited anti-dilution protection — The Calculation Agent will adjust the Official Closing Price, for certain events affecting the shares of the Reference Asset, such as stock splits and corporate actions which may affect the Payment at Maturity. The Calculation Agent is not required to make an adjustment for every corporate action which affects the shares of the Reference Asset. If an event occurs that does not require the Calculation Agent to adjust the amount of the shares of the Reference Asset, the market price of the relevant Notes and the Payment at Maturity may be materially and adversely affected. See the “Anti-dilution and Reorganization Adjustments” section in the accompanying Stock-Linked Underlying Supplement for additional information.

•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of shares of the Reference Asset would have. In addition, the Reference Asset Issuer will not have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the value of the Reference Asset and the Notes.

•	WE ARE NOT AFFILIATED WITH THE REFERENCE STOCK ISSUER— We are not affiliated with the Reference Asset Issuer. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information about the Reference Asset contained in this pricing supplement. You should make your own investigation into the Reference Asset and the Reference Asset Issuer. We are not responsible for the Reference Asset Issuer’s public disclosure of information, whether contained in SEC filings or otherwise.

•	In some circumstances, the payment you receive on the Notes may be partially based on the common stock of a company other than the reference asset— Following certain corporate events relating to the Reference Asset Issuer where such issuer is not the surviving entity, your Payment at Maturity may be based on the common stock of a successor to the respective Reference Asset Issuer or any cash or any other assets distributed to holders of the Reference Asset in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Notes. For more information, see the “Anti-dilution and Reorganization” in the accompanying Stock-Linked Underlying Supplement.

•	THE NOTES LACK LIQUIDITY — The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. may offer to purchase the Notes in the secondary market but is not required to do so and may cease making such offers at any time if at all. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.

•	POTENTIAL CONFLICTS — HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging its obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of HSBC are potentially adverse to your interests as an investor in the Notes. HSBC will not have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the price of the Reference Asset and the value of the Notes.

•	The Notes are Not Insured by any Governmental Agency of the United States or any Other Jurisdiction — The Notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity of the Notes.

•	MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the level of the Reference Asset on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	that the Notes are automatically called;
•	the expected volatility of the Reference Asset;
•	the time to maturity of the Notes;
•	the dividend rate on the equity securities underlying the Reference Asset;
•	interest and yield rates in the market generally;
•	a variety of economic, financial, political, regulatory or judicial events; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Description of the Reference Asset

General

This pricing supplement is not an offer to sell and it is not an offer to buy interests in the Reference Asset. All disclosure contained in this pricing supplement regarding the Reference Asset is derived from publicly available information. Neither HSBC nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about the Reference Asset contained in this pricing supplement. You should make your own investigation into the Reference Asset.

CATERPILLAR Inc. (CAT)

Description of Caterpillar Inc.

Caterpillar Inc. has stated in its filings with the SEC that it is a manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives. The company is also a services provider through Cat Financial, Caterpillar Remanufacturing Services, Caterpillar Logistics Services, Inc. and Progress Rail Services Corporation as well as a U.S. exporter. Information filed by CAT with the SEC under the Exchange Act can be located by reference to its SEC file number, 1-00768, or its CIK Code, 0000018230. The common stock of CAT is listed on the New York Stock Exchange under ticker symbol “CAT”.

Historical Performance of the Caterpillar Inc.

The following table sets forth (to the extent available) the quarterly high and low intraday prices, as well as end-of-quarter closing prices on the relevant exchange, of the Reference Asset for each quarter in the period from January 2, 2007 through June 1, 2012. We obtained the data in these tables from Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg Professional® service. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of the Reference Asset should not be taken as an indication of future performance of the Reference Asset.

Quarter Ending	Quarter High	Quarter Low	Quarter Close
March 30, 2007	$68.43	$57.98	$67.03
June 29, 2007	$82.88	$65.87	$78.30
September 28, 2007	$87.00	$70.59	$78.43
December 31, 2007	$82.74	$67.00	$72.56
March 31, 2008	$78.62	$60.01	$78.29
June 30, 2008	$85.96	$72.56	$73.82
September 30, 2008	$75.87	$58.11	$59.60
December 31, 2008	$58.18	$32.00	$44.67
March 31, 2009	$47.05	$21.72	$27.96
June 30, 2009	$40.96	$27.50	$33.04
September 30, 2009	$54.70	$30.02	$51.33
December 31, 2009	$61.21	$47.50	$56.99
March 31, 2010	$64.42	$50.50	$62.85
June 30, 2010	$72.83	$55.51	$60.07
September 30, 2010	$80.00	$58.07	$78.68
December 31, 2010	$94.89	$76.52	$93.66
March 31, 2011	$111.97	$92.31	$111.35
June 30, 2011	$116.42	$94.21	$106.46
September 30, 2011	$112.64	$72.62	$73.84
December 30, 2011	$98.20	$67.55	$90.60
March 30, 2012	$116.95	$93.39	$106.52
June 1, 2012*	$109.76	$84.73	$85.52

* As of the date of this pricing supplement available information for the second calendar quarter of 2012 includes data for the period from April 2, 2012 through June 1, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2012.

The graph below illustrates the performance of Caterpillar Inc.’s common stock from June 1, 2007 through June 1, 2012, based on information from Bloomberg Professional® service. The Official Closing Price of the Reference Asset on June 1, 2012 was $85.52. Past performance of the Reference Asset is not indicative of the future performance of the Reference Asset.

Historical Performance of Caterpillar Inc.

Source: Bloomberg Professional® service

Events of Default and Acceleration

If the Notes have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the Notes, the Calculation Agent will determine the accelerated payment due and payable at maturity in the same general manner as described in “Payment at Maturity” in this pricing supplement except that the accelerated Contingent Coupon will be calculated on the basis of a 360-day year consisting of twelve 30-day months at the per annum rate determined on the Trade Date. In that case, the scheduled trading day preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the Final Price. If a market disruption event exists on that scheduled trading day, then the accelerated Final Valuation Date will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will then be the third business day following the postponed accelerated Final Valuation Date.

If the Notes have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Events of Default” in the prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Notes from HSBC for distribution to J.P. Morgan Securities LLC and certain of its registered broker-dealer affiliates, at the price indicated on the cover of this pricing supplement. J.P. Morgan Securities LLC and certain of its registered broker-dealer affiliates will act as placement agent for the Notes and will receive a fee that will not exceed $10.00 per $1,000 Principal Amount of Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Notes, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-49 in the prospectus supplement.

Validity of the Notes

In the opinion of Sidley Austin llp, as counsel to the Issuer, when the Notes offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the trustee pursuant to the Senior Indenture referred to in the prospectus supplement dated March 22, 2012, and delivered against payment as contemplated herein, such Notes will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Federal laws of the United States, the laws of the State of New York and the Maryland General Corporation Law as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated March 22, 2012, which has been filed as Exhibit 5.3 to the Issuer’s registration statement on Form S-3 filed with the Securities and Exchange Commission on March 22, 2012.

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